Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-200408) and Form S-8 (No. 333-191740) of Springleaf Holdings, Inc. of our report dated March 16, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 10‑K filed on March 16, 2015.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
April 10, 2015